NEWS RELEASE
Investor Contact: Dustin Stilwell 812.306.2964 dustinstilwell@berryplastics.com	Media Contact: Eva Schmitz 812.306.2424 evaschmitz@berryplastics.com

FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Announces CFO Transition

Jim Kratochvil to retire after 28 years of service with Berry Plastics
Mark Miles to become CFO on January 2

EVANSVILLE, Ind. – November 18, 2013 – Berry Plastics Group, Inc. (NYSE:  BERY), announced today that after 28 years of dedicated service to Berry Plastics, Jim Kratochvil, Chief Financial Officer, has decided to retire effective January 2, 2014.  The Company has elected
Mark Miles, who currently serves as Executive Vice President, Controller and Treasurer, to replace Kratochvil as Chief Financial Officer.

“On behalf of the Board of Directors and the entire Berry Plastics team, I want to thank Jim for his outstanding and dedicated service to The
Company,” said Jon Rich, Berry Plastics’ Chairman and CEO.  “As our head of finance since 1985, Jim helped lead the growth of our Company from $20 million in revenue to our $4.8 billion in fiscal 2012.  I will personally miss the advice and counsel he has provided to me during the past three years and I wish him and his family the best as they begin their well-deserved retirement journey.”

Rich added, “We are pleased to have in the Company a financial executive with the leadership and skills Mark brings to this role.  His treasury, controller, and public accounting experience; his extensive knowledge and understanding of Berry’s business; and his strong leadership of our
IPO and secondary offerings demonstrate that Mark is well-prepared to help lead the Company’s continued growth.  Mark has worked closely with Jim during his career at Berry Plastics, which will support a seamless transition as we move into 2014.”

Miles joined Berry Plastics more than 15 years ago as Corporate Controller.  Prior to joining the Company, Miles was an Audit Manager for
Ernst & Young and a Controller at USA Group, both in Indianapolis.  He holds a B.S. in Accounting from the University of Southern Indiana and is a Certified Public Accountant.

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers with annual net sales of $4.8 billion in fiscal 2012.  With world headquarters in Evansville, Indiana, the Company’s common stock is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit the Company’s website at www.berryplastics.com.